Exhibit 10.1

Execution Version

ASSET TRANSFER AGREEMENT

THIS ASSET TRANSFER AGREEMENT (this “Agreement”), dated August 25, 2023, is entered into by and among Veritas Farms, Inc., a Nevada corporation (“Buyer”), Asystem, Inc., a Delaware corporation (“Seller”), Oliver Walsh, an individual (“Walsh”), and Henry Simonds (together with Walsh, the “Principals”, and, collectively with the Seller, the “Seller Parties”).

WHEREAS, Seller is engaged in the business of creating, distributing, marketing, and selling health supplements, including, but not limited to, supplements focused on pain relief, anti-anxiety, sleep, productivity, libido, and men’s health (the “Business”).

WHEREAS, Seller desires to transfer, and Buyer desires to acquire all or substantially all of the assets held by, or used in, the Business, pursuant to and in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and other good and valuable consideration, the parties agree as follows:

1. TRANSFER OF ASSETS. Subject to the terms and conditions of this Agreement, Buyer agrees to acquire from Seller, and Seller agrees to transfer, convey, assign, and deliver to Buyer, all of Seller’s right, title, and interest in and to all assets of Seller used in, held for use in, or related to, the Business (other than the Excluded Assets), including, but not limited to, the following (the “Assets”):

A. All furniture, fixtures, equipment, machinery, tools, supplies, office equipment, computers, software and software licenses, spare parts, and other tangible assets;

B. All inventory, raw materials, work-in-process, finished goods, and products, including the items listed on Schedule 1.B hereto;

C. The contracts listed on Schedule 1.C hereto and any rights existing under them (the “Assigned Contracts”);

D. All prepaid expenses, credits, advance payments, deposits, and fees;

E. All documents and files including, but not limited to, employee records, subcontractor or independent contractor records, customer records, customer lists, customer accounts, customer deposits, customer information, vendor records, and vendor lists;

F. All sales and promotional literature and other sales-related materials, including, but not limited to, all inventory of any printed promotional posters;

G. To the extent transferable, any and all permits, licenses, certificates, authorizations, consents and approvals obtained from or issued by any governmental entity and which are necessary or desirable for the ownership or operation of the Business or any of the Assets;

H. Any fictitious, dba, or trade names of Seller;

I. Any intellectual property or proprietary rights, including trademarks, service marks, patents, copyrights, creative concepts, logos, inventions, methods, processes, instructions, specifications, technology, software, technical data, design files, vector files, CAD drawings, trade secrets, know-how, pricing strategies, marketing strategies, rights under any licensing agreements or other similar proprietary property (whether tangible or intangible);

J. All insurance benefits, including rights and proceeds, arising from or relating to the Business or the Assets;

K. All goodwill and other intangible assets of Seller, including without limitation the telephone number for the Business and all internet assets associated therewith, such as domain names, social media accounts, and online advertising accounts;

L. The amount of cash or cash equivalents and accounts receivable of Seller that exceed $75,000 in the aggregate; and

M. Any and all books and records relating to the foregoing and all rights, claims, and causes of action relating to the foregoing.

2. EXCLUDED ASSETS. Notwithstanding anything to the contrary contained in Section 1 or elsewhere in this Agreement, all other assets of Seller except for the Assets (the “Excluded Assets”) are not part of the purchase and transfer contemplated hereunder, and are excluded from the Assets and shall remain the property of Seller after the Closing, including, but not limited to, the following:

A. Any assets of Seller not related to, used in, or held for use in, the Business;

B. The amount of cash or cash equivalents and accounts receivable of Seller up to $75,000 in the aggregate;

C. bank accounts of Seller; and

D. The company seal, minute books, organizational documents, stock record books and such other books and records pertaining to the organization, existence or capitalization of the Seller.

3. ASSUMED LIABILITIES. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform, and discharge when due only the following liabilities of Seller (the “Assumed Liabilities”), and no other liabilities:

A. Seller’s obligations under the Assigned Contracts, but only to the extent that such obligations are required to be performed after Closing and do not relate to any failure to perform, improper performance, or other breach by Seller;

B. The specific accounts payable of Seller set forth on Schedule 3.B hereto;

C. Seller’s obligations under that certain Secured Credit Line Promissory Note, dated April 17, 2023, between Seller, as maker, and the Cornelis F. Wit Revocable Living Trust, as holder, in the original principal amount of $200,000, as set forth on Schedule 3.B hereto; and

D. Seller’s obligations under that certain Growth Line of Credit Agreement, dated October 27, 2021, between Seller, as borrower, and Ampla, LLC, as lender, as set forth on Schedule 3.B hereto.

4. NO OTHER ASSUMED LIABILITIES. Other than the Assumed Liabilities, Buyer is assuming no debts, liabilities, or obligations of Seller or the Principals whatsoever (the “Excluded Liabilities”), including, but not limited to:

A. All debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any law, contract, agreement, arrangement, commitment or undertaking, relating to any Indebtedness (defined below) of any Seller Party;

(i) “Indebtedness” means, with respect to any entity, (a) all indebtedness of such entity, whether or not contingent, for borrowed money, (b) all obligations of such entity evidenced by notes, bonds, debentures or other similar instruments, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such entity (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d)  all obligations, contingent or otherwise, of such entity under acceptance, letter of credit or similar facilities, (e) all indebtedness of others referred to in clauses (a) through (d) above guaranteed directly or indirectly in any manner by such entity, or in effect guaranteed directly or indirectly by such entity through an agreement, and (f) all indebtedness referred to in clauses (a) through (e) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any encumbrance on property (including accounts and contract rights) owned by such entity, even though such entity has not assumed or become liable for the payment of such indebtedness.

B. Any and all taxes of any Seller Party;

C. Any liability or obligation relating to or arising out of the Business, the Assets, or any Seller Party prior to the Closing; and

D. Any claim by third parties, including, but not limited to, any claim regarding the ownership or disposition of the Assets.

5. CONSIDERATION.

A. Share Consideration. The total consideration (the “Consideration”) for the transfer of the Assets from Seller to Buyer shall be 103,570,600 shares of common stock, par value $0.001 per share, of Buyer (the “Shares”).

B. Closing Issuance. Provided that the documents set forth in Section 6 have been executed and delivered to the satisfaction of Buyer, at the Closing Buyer shall issue to Seller the Shares and record such issuance on the books and records of Buyer. Such Shares, when issued and recorded as set forth herein, shall be validly issued, fully paid, and nonassessable.

C. Tax Free Reorganization. The parties hereto intend that this Agreement shall constitute a plan of reorganization pursuant to Section 368(a) of the Internal Revenue Code and agree to report and treat the transactions contemplated by this Agreement as such for all purposes. Each party hereto shall file all tax returns consistent with such tax treatment. Each party hereto has consulted with its own tax advisors as to the tax consequences of the transactions contemplated by this Agreement and no party makes any representation or warranty with respect to such consequences.

6. CLOSING; CLOSING DELIVERIES. The closing of the transfer of the Assets pursuant to the terms and conditions herein (the “Closing”) shall take place on the date hereof by the electronic exchange of a fully executed copy of this Agreement and all documents contemplated to be delivered by this Agreement. At the time of the Closing, the following documents shall be fully executed and delivered to the satisfaction of Buyer and Seller:

A. a bill of sale with respect to the Assets, duly executed by each of Buyer and Seller;

B. an intellectual property assignment agreement, duly executed by each of Buyer and Seller;

C. a consulting agreement for each of the Principals, duly executed by Buyer and each Principal;

D. evidence that the Seller’s SBA Disaster Loan #9280497801 has been fully paid off, satisfied, and terminated, and evidence of the satisfaction and termination of all related outstanding liens or encumbrances on the Assets, including UCC Financing Statement no. 207791644525, filed on June 16, 2020 in the state of California;

E. evidence that a line of credit in the amount of at least $750,000 has been issued by the Cornelis F. Wit Revocable Living Trust or its affiliates to the Buyer for use as working capital for the Business following the Closing;

F. A plan of liquidation of the Seller;

G. copies of notices given to, or consents received by, any third parties required to give notice or consent to the transactions contemplated by this Agreement, as determined by Buyer; and

H. a certificate duly executed by an officer of Seller certifying (i) the current certificate of incorporation and bylaws of Seller and (ii) resolutions of the board of directors and the holders of at least 85% of the issued and outstanding capital stock of Seller approving the execution, delivery, and performance of this Agreement and the transactions contemplated by this Agreement, and, in the case of such stockholders, waiving any appraisal rights under Delaware law, if applicable.

7. REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES. The Seller Parties hereby jointly and severally make the following representations and warranties, each of which is independently relied upon by Buyer:

A. Organization and Authority. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all necessary corporate power to own, operate, and lease the Assets and to enter into and perform its obligations in this Agreement. Seller has taken all necessary corporate, board, and stockholder action to authorize and approve this Agreement and the performance of its obligations in this Agreement. Seller has no subsidiaries and does not own any equity interests in any other entity. This Agreement has been duly authorized, executed and delivered by the Seller, and consitutes the legal, valid and binding obligations of Seller, enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

B. Compliance with Instruments; Consents; Adverse Agreements. Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or result in any violation of or constitute a default under any term of the organizational documents of Seller or any material agreement, mortgage, indenture, license, permit, lease or other instrument, judgment, decree, order, law or regulation by which any Seller Party is bound. No consent, approval or authorization of or designation, declaration or filing with any governmental authority or other persons or entities on the part of any Seller Party is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated in it.

C. Financial Statements; No Undisclosed Liabilities or MAE. Seller has provided to Buyer true, correct, and complete copies of the unaudited balance sheet and profit and loss statement of Seller for each of the (i) 2021 and 2022 fiscal years then ended, and (ii) the two-month period ended February 28, 2023 (the “Financial Statements”). The Financial Statements are consistent with the books and records of Seller and fairly and accurately present the financial condition of Seller as of such dates and for the periods then ended. Seller does not have any material liabilities of any nature (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise) other than (i) those specifically set forth on the balance sheet included in the Financials Statements as of February 28, 2023, or (ii) those incurred since such date in the ordinary course of business that do not result from any breach of contract or violation of law. Except as set forth on Schedule 7C, since December 31, 2022, there has been no change, event, or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Business or condition (financial or otherwise) of the Seller, taken as a whole.

D. Contracts. Each Assigned Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. Neither Seller nor, to the knowledge of Seller, any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of any intention to terminate, any Assigned Contract. Except as set forth on Schedule 7D, no event or circumstance has occurred that would constitute an event of default of Seller, or, to the knowledge of Seller, of any other party thereto, under any Assigned Contract or result in a termination by any counterparty thereto. Complete and correct copies of each Assigned Contract have been provided to Buyer.

E. Title and Condition of Assets; Inventory; Fair Market Value. the Assets constitute all of the operating assets and interests used or usable in, and necessary for the conduct of, the Business. Seller has good and marketable title to all of the Assets free and clear of all liens, mortgages, pledges, encumbrances, or charges of every kind, nature, and description whatsoever. The Principals do not have any direct interest in the Assets. The Assets are in good condition and except as set forth on Schedule 7E, are adequate for the uses to which they are being put, and none of such Assets are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. All inventory of the Business consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete, damaged, or defective items that have been written off or written down to fair market value or for which adequate reserves have been established.

F. Litigation; Compliance with Laws. There are no pending or, to the knowledge of Seller, threatened claims, actions, suits, arbitrations, inquiries, legal proceedings, or investigations by or against Seller, the Principals, or any affiliate thereof relating to or affecting the Assets or the business of Seller. Neither Seller nor any of its assets or properties, nor any Principal, is subject to any actual or, to the knowledge of Seller, threatened governmental order that could materially adversely affect the Assets or could materially adversely affect the legality, validity or enforceability of this Agreement. Seller is in compliance with all laws in all material respects applicable to the conduct of the Business as currently conducted or the ownership and use of the Assets.

G. Employees. Seller has delivered to Buyer list of all persons who are employees, independent contractors, or consultants of the Business as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, which sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus, or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth on Schedule 7G, all compensation, including wages, commissions, and bonuses payable to all employees, independent contractors, or consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings, or commitments of Seller with respect to any compensation, commissions, or bonuses. Seller is not, and has not been, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization, and no such organization has represented or purported to represent any employee of Seller, and no such organization or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. Seller is, and has been, in compliance in all material respects with all applicable laws pertaining to employment and employment practices to the extent they relate to employees of the Business.

H. Taxes. Each of the Seller Parties has filed all tax returns and reports required to be filed relating to the Business, and has paid all taxes and assessments accrued by either of them, except those being contested in good faith by appropriate proceedings. There are no pending audits with respect to such returns and no waiver or extension of any statute of limitations with respect to taxes has been requested of or given by any Seller Party in any manner or in any respect relating to the Assets or the Business. No claims have been asserted or threatened for taxes against Seller, any Principal, the Business, or the Assets. All taxes which are due and payable on or before the Closing or which relate to any period of time ending on or before the Closing, and any interest and penalties thereon which are based on or relate in any way to the operations of the Business, have been paid in full or fully provided for by Seller.

I. Licenses and Permits. Seller holds all material licenses, franchises, permits and other governmental authorizations necessary for the conduct of the Business. All material licenses, franchises, permits and other governmental authorizations held by Seller that are necessary to conduct the Business are valid and in full force and effect, and Seller has not received any written notice that any governmental authority intends to cancel, terminate, limit or not renew any such license, franchise, permit or other governmental authorization. Such licenses, franchises, permits and other governmental authorizations shall continue to be in full force and effect upon consummation of the transactions contemplated hereby.

J. Investment Intent. This Agreement is made with Seller in reliance upon the Seller’s representations to Buyer, which by Seller’s execution of this Agreement, Seller hereby confirms, that the Consideration to be acquired by Seller will be acquired for investment for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof except as contemplated by this Agreement, and that Seller does not have any present intention of selling, granting any participation in, or otherwise distributing the same, except as contemplated by this Agreement. Seller presently has no contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Consideration, except as contemplated by this Agreement.

K. Disclosure Information. Seller has had adequate opportunity to discuss Buyer’s business, management, financial affairs and the terms and conditions of the offering of the Consideration with Buyer’s management and has conducted its own independent investigation, review and analysis of Buyer and the Consideration, which investigation included, in material part, the publicly available filings of Buyer and the representations and warranties made by Buyer in Section 8 herein. Seller acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Seller has relied solely upon its own investigation and the express representations and warranties of Buyer set forth in Section 8 of this Agreement; and (b) neither Buyer nor any other person has made any representation or warranty as to Buyer, its business, management, financial affairs and the terms and conditions of the offering of the Consideration, except as expressly set forth in this Agreement. Further, without limiting the generality of the foregoing, Seller acknowledges that Buyer has not made any representation or warranty with respect to the achievement of any of the results projected in its business plan, or with respect to any other projections, forecasts or forward-looking statements made by or made available to Seller.

L. Restricted Securities. Seller understands that the Consideration has not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the representations made by Seller as expressed herein. Seller understands that the Consideration consists of “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Seller must hold the Consideration indefinitely unless such shares are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Seller acknowledges that Buyer has no obligation to register or qualify the Consideration. Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Consideration, and on requirements relating to Buyer which are outside of Buyer’s control, and which Buyer is under no obligation and may not be able to satisfy.

M. Legends. Seller understands that the Consideration and any securities issued in respect of or exchange for the Consideration, may be notated with one or all of the following legends:

(i) “THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO VERITAS FARMS, INC. THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(ii) “THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND A LOCK-UP PERIOD IN THE EVENT OF A PUBLIC OFFERING AS SET FORTH IN THE AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH TRANSFER RESTRICTIONS AND LOCK-UP PERIOD ARE BINDING ON TRANSFEREES OF THESE SHARES.”

(iii) Any legend required by the securities laws of any state to the extent such laws are applicable to the Consideration represented by the certificate, instrument, or book entry so legended.

N. Accredited Investor; Sophistication; No Market. Seller is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Seller, either alone or together with its representatives, has such knowledge, sophistication, and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Consideration, and has so evaluated the merits and risks of such investment. Seller is able to bear the economic risk of an investment in the Consideration and, at the present time, is able to afford a complete loss of such investment. Seller further acknowledges and understands that there is no trading market for the Consideration.

O. Solvency. Seller will not be insolvent after giving effect to, or as a result of, any of the transactions contemplated by this Agreement. For purposes hereof, the term “solvency” means that: (a) the fair salable value of Seller’s assets is in excess of the total amount of its respective liabilities (including for purposes of this definition all liabilities, whether or not reflected on a balance sheet prepared in accordance with generally acceptable accounting principles, and whether direct or indirect, fixed or contingent, secured or unsecured, and disputed or undisputed); and (b) Seller is able to pay its respective debts or obligations in the ordinary course as they mature.

P. Related Party Transactions. Seller is not a party to any material written agreement, arrangement, or transaction with any affiliate, any Principal, or any affiliate of any Principal (other than employment or consulting agreements).

Q. Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement.

8. REPRESENTATIONS AND WARRANTIES OF BUYER. As to Buyer, as of the date of the Closing, Buyer represents and warrants to the Seller Parties as follows:

A. Organization and Authority. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. Buyer has taken all necessary corporate action to approve this Agreement and the performance of its obligations in this Agreement. This Agreement has been duly authorized, executed and delivered by the Buyer, and constitutes legal, valid and binding obligations of the Buyers, enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

B. Compliance with Instruments; Consents; Adverse Agreements. Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or result in any violation of or constitute a default under any term of the operating agreement of Buyer or any material agreement, mortgage, indenture, license, permit, lease or other instrument, judgment, decree, order, law or regulation by which Buyer is bound. No consent, approval or authorization of or designation, declaration or filing with any governmental authority or other persons or entities on the part of Buyer is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated in it.

C. Valid Issuance of Shares. The Shares, when issued and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid, and nonassessable and free of restriction on transfer other than restrictions on transfer under this Agreement, applicable state and federal securities laws, and liens or encumbrances created by or imposed by holders of the Shares. Assuming the accuracy of the representations of Seller in this Agreement, the Shares will be issued in compliance with all applicable federal and state securities laws.

9. COVENANTS.

B. Confidentiality. From and after the Closing, the Seller Parties shall, and shall cause their controlled affiliates to, keep confidential any and all information concerning the Business and this Agreement and the transactions contemplated hereby, except to the extent any such Seller Party can show that such information (i) is generally available to and known by the public through no fault of any Seller Party or its affiliates, or (ii) is lawfully acquired by such Seller Party from sources which are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation. If a Seller Party is compelled to disclose any information by a governmental order or other applicable law, such Seller Party shall promptly notify Buyer in writing so that Buyer may seek an appropriate protective order or other appropriate remedy and shall disclose only that portion of such information which is legally required to be disclosed. For the avoidance of doubt, no Party shall make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of all of the other Parties hereto.

C. Employee Matters. As of the Closing, Seller shall terminate all employees and independent contractors of the Business who are actively employed or engaged at such time, and, at Buyer’s sole discretion, Buyer may offer employment, on an “at will” basis, to any or all of such employees, or engage with any or all of such independent contractors.

D. Liquidation of Seller. As promptly as practicable following the Closing, Seller shall satisfy all outstanding liabilities of Seller and take all other necessary action to liquidate and dissolve Seller in accordance with the plan of liquidation delivered at the Closing. In connection with its liquidation and dissolution, Seller shall distribute the Consideration to the holders of its Common Stock, Series Seed Preferred Stock, and Simple Agreements for Future Equity (SAFEs) (collectively, the “Seller Securityholders”) in the allocations set forth on Exhibit A hereto; provided, however, that Seller shall not distribute any portion of the Consideration to any Seller Securityholder until such Seller Securityholder has executed and delivered to Buyer a complete Accredited Investor Questionnaire in the form attached hereto as Exhibit B. Buyer shall cooperate with the Seller and direct its transfer agent to facilitate as soon as practicable after the liquidation, the reissuance of the Shares in the names of, or as directed by, the Seller Securityholders in accordance with the allocations set forth on Exhibit A hereto.

E. Restrictive Covenants. As an inducement to Buyer entering into this Agreement and the transactions contemplated hereby, and to more effectively protect the value and goodwill of the Business, each Seller Party agrees to the restrictive covenants and other provisions contained in this Section 9.E. as follows:

(i) During the period commencing on the date hereof and expiring on the third year anniversary of the Closing (the “Restricted Period”), each Seller Party shall not, and shall cause its affiliates not to: (a) engage, or assist others in engaging, in the Business or the business of Buyer as it operates on the date hereof anywhere in the United States of America, (b) own or hold an interest in any entity that engages directly or directly in the Business or the business of Buyer as it operates on the date hereof anywhere in the United States of America in any capacity, or (c) cause, induce, or encourage any current or former client, customer, or supplier of the Business or Buyer, or any other person that a material relationship with the Business or Buyer, to terminate or modify such person’s relationship with the Business or Buyer, as applicable; provided, however, that (1) any Seller Party may own, directly or indirectly, solely as an investment, securities of any entity traded on any national securities exchange if such Seller Party is not a controlling person of, or a member of a group that controls, such entity, and does not, directly or indirectly, own five percent or more of any class of securities of such entity and (2) Walsh may freely engage in all business activities associated with Invisible Dynamics LLC, a brand consultancy delivering brand, ecommerce, retail and marketing solutions for the fashion, beauty, wellness, hospitality and lifestyle industries.

(ii) During the Restricted Period, each Seller Party shall not, and shall cause its controlled affiliates not to: (a) hire or solicit any current or former employee or service provider of the Business or of Buyer or its affiliates, (b) induce or encourage any such employee or service provider to leave the employment or service of Buyer or its affiliates, or (c) attempt to, or take any other action that is intended to, cause the actions set forth in clauses (a) and (b), except that a Seller Party may hire pursuant to a general solicitation which is not directed specifically to any such employee or service provider.

(iii) Each Seller Party acknowledges that a breach of this Section 9.E. would give rise to irreparable harm to Buyer for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or threatened breach by any Seller Party of any such obligations, Buyer shall, in addition to any other rights and remedies that may be available, be entitled to equitable relief, including seeking an injunction or other specific performance, from a court of competent jurisdiction.

(iv) Recognizing the specialized nature of the Business, each Seller Party acknowledges and agrees that the duration, geographic scope, and activity restrictions in this Section 9.E. are reasonable, supported by adequate consideration, and are necessary for the protection of the Business and interests of Buyer and its affiliates. The parties hereto acknowledge and agreed that the restrictions set forth in this Section 9.E. are completely severable and independent, and any invalidity or unenforceability of this Agreement with respect to any one restriction herein shall not render this Agreement unenforceable as applied to any one or more of the other restrictions herein. If any court determines that any provision of this Section 9.E.is unenforceable, such court shall have the power to reduce the duration or scope of such provisions, as applicable, or terminate such provision until, in such reduced form, such provision shall be enforceable.

F. Contracts Assignable Post-Closing. From and after Closing, to the extent that Buyer determines that it desires to assume a contract of Seller that was not included as an Assigned Contract but is otherwise exclusively related to the Business, Buyer shall provide Seller written notice of its election to assume such contract and Seller will use its commercially reasonable efforts to assign such contract to Buyer as soon as practicable following such notice.

G. Further Assurances. Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

10. INDEMNIFICATION.

A. General. The Seller Parties shall jointly and severally indemnify and hold harmless Buyer and its officers, directors, members, subsidiaries, and affiliates (the “Indemnified Parties”) from and against any and all damages, losses, liabilities, causes of action, legal proceedings, interest, awards, penalties, fines, costs, or expenses (“Losses”) arising from or related to (A) any inaccuracy in or breach of any of the representations and warranties of any of the Seller Parties contained in this Agreement, (B) any breach or non-fulfillment of any covenant or obligation to be performed by any of the Seller Parties pursuant to this Agreement, (C) the Excluded Assets and the Excluded Liabilities, and (D) any Fraud or intentional misrepresentation on the part of any of the Seller Parties with respect to any of the representations and warranties of any of the Seller Parties contained in this Agreement, provided however that in the event of a breach by a Principal of Section 9.D hereof, the Indemnified Parties shall only be entitled to indemnification hereunder severally from such breaching Principal. For purposes hereof, “Fraud” means actual and intentional fraud under Delaware law regarding any representation or warranty in Section 7 or Section 8, and shall not include any claim for constructive fraud, equitable fraud, or any fraud based on recklessness or negligence.

B. Survival. Each representation and warranty set forth herein shall survive the Closing and remain in full force and effect through the eighteen (18) month anniversary of the Closing Date. All covenants and agreements of the parties hereto contained herein shall survive the Closing for the period contemplated by their terms, or, if not contemplated, until the expiration of the applicable statute of limitations. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Parties to the Seller Parties prior to the expiration of the applicable survival period shall not thereafter be barred by the expiration of the survival period and such claims shall survive until finally resolved.

C. Limitations.

1. The Indemnified Parties shall not be entitled to seek indemnification under Section 10.A until the aggregate amount of all Losses suffered by all Indemnified Parties exceeds in the aggregate $30,000 (the “Deductible”), and then such Indemnified Party shall only be entitled to indemnification from Seller Parties (each, an “Indemnifying Party”), for such aggregate amounts in excess of the Deductible. The aggregate amount of all payments to which the Indemnified Parties shall be entitled to receive under Section 10.A.(A) shall in no event exceed $200,000 (the “Cap”). The aggregate amount of all payments to which the Indemnified Parties shall be entitled to receive under Section 10.A shall in no event exceed the Consideration. In no event shall either Party be liable for any punitive, special, consequential, exemplary or incidental damages, unless in the case of a third-party claim where Losses include such damages that are awarded by a court of competent jurisdiction to the third-party.

2. The amount of any Losses for which indemnification is provided for under this Agreement shall be reduced by (i) any amounts actually received by an Indemnified Party as a result of any indemnification, contribution or other payment by any third party, (ii) any insurance proceeds or other amounts actually received by the Indemnified Party from third parties with respect to such Losses and (iii) any tax benefit actually received by an Indemnified Party from the incurrence or payment of any such Losses in connection therewith.

3. The Indemnified Party agrees to take all reasonable actions to mitigate all Losses and to timely make and diligently pursue any claims for insurance, tax benefits and/or other payments available from third parties with respect to Losses for which it will seek indemnification hereunder.

D. Exclusive Remedies. The Parties agree that, except as set forth in Section 15 or in the case of Fraud, following the Closing the indemnification provisions of this Section 10 are the sole and exclusive remedies of the Parties pursuant to this Agreement or in connection with the transactions contemplated herein. From and after the Closing, to the maximum extent permitted by law, the parties hereto hereby waive all other rights, claims, remedies or actions with respect to any matter in any way relating to this Agreement or arising in connection herewith, whether under any foreign, federal, state, provincial or local laws, statutes, ordinances, rules, regulations, requirements or orders at common law or otherwise. Except as provided in this Section 10 and except in the case of Fraud, from and after the Closing, no right, claim, remedy or action shall be brought or maintained by any Party, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misstatement or omission respecting an inaccuracy in or breach of any of the representations or warranties of any of the Parties set forth or contained in this Agreement.

E. Terms and Conditions of Indemnification; Resolution of Conflict.

1. If any Indemnified Party shall claim indemnification hereunder for any claim (other than a third-party claim) for which indemnification is provided in Section 10.A, such Indemnified Party shall promptly give written notice (a “Notice of Claim”) to the Seller Parties setting forth (i) the aggregate amount of the Losses or an estimate thereof, in each case to the extent known or determinable at such time, (ii) reasonable detail of the individual items of such Losses included in the amount so stated, and (iii) the nature of the misrepresentation, breach or claim to which such item is related.

2. If the Indemnifying Parties disputes any claim set forth in the Notice of Claim, it shall, within thirty (30) days from the receipt of the Notice of Claim, deliver to the Indemnified Party that has given the Notice of Claim a written notice indicating its dispute of such Notice of Claim (an “Objection Notice”). If an Indemnifying Party delivers an Objection Notice with respect to any claim or claims by an Indemnified Party, Buyer shall have thirty (30) days from the receipt of such Objection Notice to respond in a written statement to the objection If after such thirty (30) day period there remains a dispute as to any claims, the applicable parties shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims, after which such parties may pursue all other remedies available to a party at law or equity in accordance with this Agreement.

3. If an Indemnified Party shall claim indemnification hereunder arising from any claim or demand of a third party for which indemnification is provided in Section 10 the Indemnified Party shall promptly give written notice (a “Third Party Notice”) to the Indemnifying Parties of the basis for such claim, setting forth the nature of the claim or demand in reasonable detail. The respective obligations and liabilities of the parties to indemnify pursuant to this Section 10 in respect of any Losses arising from a claim by a third party shall be subject to the following additional terms and conditions:

a. Subject to Section 10.E.3.c. below, the Indemnifying Party shall have the right to undertake, at its own cost and expense, by counsel or other representatives of its own choosing reasonably satisfactory to the Indemnified Party, the defense, compromise, and settlement of such claim; provided, however, that the Indemnifying Party shall not compromise or settle any such claim without the prior written consent of the Indemnified Party (such consent not to be unreasonably delayed or withheld).

b. In the event that the Indemnifying Party shall elect not to undertake such defense within fifteen (15) days after receipt of such Third Party Notice, or within thirty (30) days after notice of any such Third Party Notice shall fail to defend, the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party; provided, however, that the Indemnified Party shall not compromise or settle any such claim without the prior written consent of the Indemnifying Party (such consent not to be unreasonably delayed or withheld).

c. Notwithstanding anything in this Section 10.E to the contrary, (A) if there is a reasonable probability that a claim may materially and adversely affect the Indemnified Party other than as a result of money Losses or other money payments, the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense, compromise or settlement of the claim, (B) the Indemnifying Party shall not, without the Indemnified Party’s written consent (such consent not to be unreasonably delayed or withheld), settle or compromise any claim or consent to entry of any judgment in respect of such claim, and (C) in the event that the Indemnifying Party undertakes defense of any claim, the Indemnified Party by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the Indemnifying Party and its counsel or other representatives concerning such claim and the Indemnifying Party and the Indemnified Party and their respective counsel or other representatives shall cooperate with respect to such claim, subject to the execution and delivery of a mutually satisfactory joint defense agreement.

F. Materiality. For purposes of this Section 10, any inaccuracy in or breach of any representation or warranty, and the amount of Losses, shall be determined without regard to any materiality, in all material respects or similar qualification, or knowledge or similar qualification, contained in or otherwise applicable to such representation or warranty.

11. NOTICES. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) went delivered, by personal delivery to the party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth below (or to such e-mail address or address as subsequently modified by written notice given in accordance with this Section 11:

If to the Seller Parties, to:

Asystem Inc.

619 Ocean Front Ave Unit 4,

Venice, CA, 90291

Attn: Oliver Walsh

Email: oli@asystem.com

With a copy to:

Blank Rome LLP

1271 Avenue of the America

New York, NY 10020

Attn: Eliezer M. Helfgott

Email: eliezer.helfgott@blankrome.com

If to Buyer, to:

Veritas Farms, Inc.

401 E. Las Olas Boulevard

Suite 1400

Fort Lauderdale, FL 33301

Attn: Ramon Pino

Email: RPino@theveritasfarms.com

With a copy to:

Foley & Lardner LLP

100 N. Tampa St.

Suite 2700

Tampa, FL 33602

Attn: Curt P. Creely

Email: ccreely@foley.com

12. EXPENSES. The parties hereto each agree to bear their own legal, accounting, and other expenses in connection with the preparation and consummation of this Agreement and the transactions contemplated herein.

13. SEVERABILITY OF PROVISIONS. If any one or more of the provisions contained in this Agreement for any reason are held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

14. FURTHER ASSURANCES AND ASSISTANCE. Each of the parties hereto agrees that each shall execute and deliver to the other any and all documents in addition to those provided herein that may be necessary or appropriate to effectuate the provisions of the Agreement, whether before, at or after the date of the Closing. The Seller Parties further agree that at any time and from time to time after the date of the Closing, each of them will execute and deliver to Buyer such further conveyances, assignments, or other written assurances as Buyer may reasonably request to vest and confirm in Buyer title to the Assets pursuant to the provisions hereof free and clear of any and all liens or encumbrances or charges whatsoever, including without limitation additional intellectual property assignments.

15. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the parties hereto acknowledge and agree that (a) the parties hereto (on behalf of themselves or any third party beneficiary to this Agreement) shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in accordance with this Section without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement or at law or in equity and (b) the right of specific performance is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties hereto would have entered into this Agreement. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section shall not be required to provide any bond or other security in connection with any such order or injunction.

16. MISCELLANEOUS. This Agreement shall inure to the benefit of and shall be binding upon each party and their respective successors, assigns, personal representatives, executors, heirs, and beneficiaries. This Agreement may not be altered, amended, modified, or otherwise changed except by the express written agreement between all of the parties hereto executed in the same manner as this Agreement has been executed. This Agreement shall be deemed to be made in, and in all respects shall be interpreted construed and governed by and in accordance with, the laws of the State of Florida, without regard to any conflicts of laws principles. Any action arising out of this Agreement shall be brought or maintained in Orange County, Florida. EACH PARTY HERETO HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. The section and paragraph headings contained in the Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute a single instrument. This Agreement embodies the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior Agreements and understanding relating to such subject matter.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Asset Transfer Agreement as of the date first set forth above.

BUYER:

VERITAS FARMS, INC.

By:	/s/ Thomas E. Vickers
Name:	Thomas E. Vickers
Title:	Interim Chief Executive Officer and interim President

SELLER:

ASYSTEM, INC.

By:	/s/ Oliver Walsh
Name:	Oliver Walsh
Title:	Chief Executive Officer

PRINCIPALS:

/s/ Oliver Walsh
OLIVER WALSH

/s/ Henry Simonds
HENRY SIMONDS

[Signature Page to Asset Transfer Agreement]

Schedule 1.C.

Assigned Contracts

Type	Entity
Consultant Contract	Jenna Grossbart
Consultant Contract	Tom Fraser-Wishart
Agency Contract	Antidote
Partnership Contract	August - AYSTEM Labs
Partnership Contract	Warner Brothers - Sublisence Agreement
Service Agreement	MasonHub
Service Agreement	Luna CX Agreement
Service Agreement	Series 8 Agreement
Service Agreement	Via Agreement
Service Agreement	Shopify Agreement
Service Agreement	Klaviyo Agreement
Convertible Note Agreement	Cees Agreement
LOC Agreement	Ampla
License Agreement	August
Service Agreement	masonHub
Wholesale Agreement	Oars and Alps LLC
Wholesale Agreement	Orchyd, LLC
Partnership Contract	Uncrate Supply LLC
Service Agreement	Barcodes GSI
Wholesale Agreement	Maavee, Inc. Master Resale Agreement

Schedule 1.B.

Specific Inventory

See attached.

Schedule 3.B.

Specific Accounts Payable

As of 8/25/2023

Liability Schedule	Total	B/S Account	Vendor Type
Outpost Brands, LLC	74,043.41	AP	Contract Manufacturer
Vitaquest International, LLC	136,297.61	AP	Contract Manufacturer
Zabin	26,221.53	AP	Contract Manufacturer
Luna	2,000.00	AP	Customer Service
Mason Hub	26,431.37	AP	3PL
Series Eight Ltd	4,264.00	AP	Website developer
Tom Fraser Wishart Ltd	3,672.42	AP	Graphic designer
Ampla	123,895.76	Ampla	LOC
Amex	27,222.79	Amex	Credit Card
Blank Rome	20,000.00	AP	Legal
Henry Simonds	23,280.00	Accrued Wages	Wages
Wit Note	250,000.00	Wit Note	Debt
Total	717,328.89

Schedule 7.C

MAE

The Seller is currently operating under significant financial distress which may be considered a material adverse effect having occurred with respect to the Business and condition (financial or otherwise) of the Seller, taken as a whole.

Schedule 7.E

Assets

The Seller is currently operating under significant financial distress and has failed to pay some of its vendors. As such, such vendors have ceased shipping products and as such the Seller may not have enough inventory to fulfill existing or future orders.

Schedule 7.G

Employees

As of August 25, 2023, the Seller has failed to pay $28,280 in compensation to Henry Simonds for which he is entitled.

Exhibit A

Seller Securityholders Consideration Allocation

See attached.

Exhibit B

Form of Accredited Investor Questionnaire

See attached.